EXHIBIT 10.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

BY AND BETWEEN

BANK OF CHICKAMAUGA

AND

SOUTHCREST FINANCIAL GROUP, INC.

AGREEMENT AND PLAN OF SHARE EXCHANGE

i

ii

iii

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”) is made and entered into as of February 23, 2007, by and between Bank of Chickamauga (“Chickamauga”), a bank organized and existing under the laws of the State of Georgia, and SouthCrest Financial Group, Inc. (“SouthCrest”), a corporation organized and existing under the laws of the State of Georgia.

Preamble

The Boards of Directors of Chickamauga and SouthCrest are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the acquisition of Chickamauga with and into SouthCrest.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTION AND TERMS OF THE SHARE EXCHANGE

1.1   Share Exchange. Pursuant to the provisions of Section 14-2-1102 of the Georgia Code, Chickamauga shall become a wholly-owned subsidiary of SouthCrest through the Share Exchange. The separate corporate existence of each of SouthCrest and Chickamauga shall continue following the Share Exchange.

1.2   Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Powell Goldstein LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

1.3   Effective Time. The Share Exchange contemplated by this Agreement shall become effective on the date and at the time the Certificate of Share Exchange reflecting the Share Exchange shall become effective with the Secretary of State of the State of Georgia. The Effective Time shall occur on a date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

1.4   Restructure of Transaction. SouthCrest shall have the right to revise the structure of the Share Exchange contemplated by this Agreement, including substituting a separate entity as the acquiror, provided that no such revision to the structure of the Share Exchange (i) shall result in any changes in the amount or type of the consideration which the Chickamauga shareholders are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Share Exchange, (iii) would substitute an entity that is unsatisfactory to the Regulatory Authorities, or (iv) imposes any less favorable terms or conditions on Chickamauga or Chickamauga’s shareholders. SouthCrest may revise the structure of the Share Exchange by giving written notice to Chickamauga in the manner provided in Section 11.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Share Exchange, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change and Chickamauga agrees to cooperate in all respects and to take any necessary or useful actions with respect thereto.

ARTICLE 2
TERMS OF SHARE EXCHANGE

2.1   Articles of Incorporation and Bylaws. The Articles of Incorporation of Chickamauga in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Chickamauga after the Effective Time until duly amended or repealed. The Bylaws of Chickamauga provided for in the Certificate of Share Exchange shall be the Bylaws of Chickamauga after the Effective Time until duly amended or repealed.

2.2   Directors. The directors provided for in the Certificate of Share Exchange shall serve as the directors of Chickamauga from and after the Effective Time in accordance with the Bylaws of Chickamauga.

2.3   Officers. The officers provided for in the Certificate of Share Exchange shall serve as the officers of Chickamauga from and after the Effective Time in accordance with the Bylaws of Chickamauga.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1   Conversion of Shares. SouthCrest shall pay an aggregate of $18,000,000.00 in cash. As described in this Section 3.1, this cash will be used to pay certain expenses, with the net amount allocated among the shareholders of Chickamauga. At the Effective Time, subject to the provisions of this Article 3, by virtue of the Share Exchange and without any action on the part of SouthCrest, Chickamauga or the shareholders of either of them, each share of Chickamauga Stock, excluding shares that are to be canceled pursuant to Section 3.3 or those shares held by shareholders who perfect their statutory dissenters’ rights as described in Section 3.4, issued and outstanding immediately prior to the Effective Time shall be acquired by SouthCrest in exchange for the right to a cash payment equal to the Per Share Purchase Price (as defined below) less applicable withholding taxes, if any, required to be withheld with respect to such payment.

The Per Share Purchase Price shall equal the Share Exchange Consideration (as defined below) divided by the number of shares of Chickamauga Stock issued and outstanding immediately prior to the Effective Time. The Share Exchange Consideration shall equal: (i) $18,000,000; (ii) minus expenses, fees and costs of Chickamauga or SouthCrest, including, but not limited to, supplemental contributions, annuity costs, actuarial fees and legal fees, in excess of $583,500 incurred subsequent to September 30, 2006, related to the termination of the Defined Benefit Plan, satisfaction of all benefit obligations thereunder, liquidation of the Defined Benefit Plan trust and/or the expenses, fees and costs related to such termination pursuant to Section 8.2 of this Agreement; (iii) minus payments in excess of $230,000 made on behalf of or to discharge any payment obligation of Chickamauga for legal, accounting (excluding payments associated with the audit required by Section 9.2(f) of this Agreement), investment advisor or similar fees in connection with the Share Exchange (other than those included in clause (ii)); and (iv) minus payments, other than and excluding those disclosed on Schedule 3.1(iv), made on behalf of or to discharge any payment obligation of Chickamauga for any termination fees, liquidated damages, or similar charges related to change of control or similar provisions in any contract or other agreement, whether written or oral that are triggered by this Share Exchange.

If Chickamauga has not fully satisfied all benefit obligations, fully liquidated the Defined Benefit Plan trust and paid all other fees, costs and expenses associated with the termination of the Defined Benefit Plan at or before the Effective Time, SouthCrest may withhold a reasonable, satisfactory amount that has been mutually agreed to by the Parties (the “Holdback Amount”) from the Share Exchange Consideration, to complete the termination of the Defined Benefit Plan, satisfy all benefit obligations, fully liquidate the Defined Benefit Plan trust and/or pay the expenses, fees and costs related to such termination. Within 20 days after the events have occurred, SouthCrest shall distribute the Holdback Amount less the amount of all obligations, expenses, fees and costs of Chickamauga or SouthCrest, including, but not limited to, supplemental contributions, annuity costs, actuarial fees and legal fees, in excess of $583,500 incurred subsequent to September 30, 2006, related to the termination and complete liquidation of the Defined Benefit Plan (the “Net Holdback”), plus interest on the Net Holdback starting on the date of Closing at a rate equal to LIBOR plus 50 basis points (0.50%) compounded monthly.

3.2   [Reserved.]

3.3   Shares Held by Chickamauga or SouthCrest Each of the shares of Chickamauga Stock held by Chickamauga or any SouthCrest Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.4   Dissenting Shareholders. Each holder of shares of Chickamauga Stock shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 7-1-537 and 14-2-1301 et seq. of the Georgia Code. Any holder of shares of Chickamauga Stock who perfects his dissenter’s right of appraisal in accordance with and as contemplated by Sections 7-1-537 and 14-2-1301 et seq. of the Georgia Code shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Georgia Code and surrendered to the appropriate Party the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of either Party fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, SouthCrest shall issue and deliver the consideration to which such shareholder is entitled under this Article 3 (without interest) upon surrender by such shareholder of his or her certificate or certificates representing the shares of common stock of either Party.

ARTICLE 4
EXCHANGE OF SHARES

4.1   Exchange Procedures. Within 20 days after the Effective Time, SouthCrest shall, as exchange agent, mail to the former shareholders of Chickamauga appropriate transmittal and election materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Chickamauga Stock shall pass, only upon proper delivery of such certificates to SouthCrest). After the Effective Time, each holder of shares of Chickamauga Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to SouthCrest and shall within 20 days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. SouthCrest shall not be obligated to deliver the consideration to which any former holder of Chickamauga Stock is entitled as a result of the Share Exchange until such holder surrenders his certificate or certificates representing the shares of Chickamauga Stock for exchange as provided in this Section 4.1. The certificate or certificates of Chickamauga Stock so surrendered shall be duly endorsed as SouthCrest may require. Any other provision of this Agreement notwithstanding, SouthCrest shall not be liable to a holder of Chickamauga Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2   Rights of Former Shareholders. At the Effective Time, the stock transfer books of Chickamauga shall be closed as to holders of Chickamauga Stock immediately prior to the Effective Time, and no transfer of Chickamauga Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Chickamauga Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CHICKAMAUGA

No representation or warranty contained in this Article 5 shall be deemed untrue or incorrect, and Chickamauga shall not be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance, whether individually or in the aggregate with all other facts, has had or is reasonably likely to have a Material Adverse Effect on Chickamauga and is not set forth in the document of even date herewith delivered by Chickamauga to SouthCrest prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Chickamauga Disclosure Schedule”).

Except as disclosed in the Chickamauga Disclosure Schedule, Chickamauga hereby represents and warrants to SouthCrest as follows:

5.1   Organization, Standing and Power. Chickamauga is a bank duly organized, validly existing and in good standing under the Laws of the State of Georgia and its deposits are insured by the FDIC up to applicable limits. Chickamauga has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Chickamauga does not own any property or conducts any business outside of the State of Georgia which would require it to be qualified as a foreign corporation in any jurisdiction.

5.2   Authority; No Breach By Agreement

(a)   Chickamauga has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Chickamauga, subject to the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Chickamauga Stock entitled to vote at the Chickamauga Meeting. Subject to the Consents of Regulatory Authorities and Chickamauga shareholder approval, this Agreement represents a legal, valid and binding obligation of Chickamauga, enforceable against Chickamauga in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)   Neither the execution and delivery of this Agreement by Chickamauga nor the consummation by Chickamauga of the transactions contemplated hereby, nor compliance by Chickamauga with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Chickamauga’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Chickamauga under, any Contract or Permit of Chickamauga, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to Chickamauga or any of its Assets.

(c)   No notice to, filing with or Consent of any public body or authority is necessary for the consummation by Chickamauga of the Share Exchange and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications.

5.3   Capital Stock and Other Securities

(a)   The authorized capital stock of Chickamauga consists of 20,000 shares of Chickamauga Common Stock, $10.00 par value (the “Chickamauga Stock”). As of the date hereof, there were 20,000 shares of Chickamauga Stock issued and outstanding. All of the issued and outstanding shares of Chickamauga Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the Georgia Code. None of the outstanding shares of capital stock of Chickamauga has been issued in violation of any preemptive rights of the current or past shareholders of Chickamauga.

(b)   There are no shares of capital stock or other equity securities of Chickamauga outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Chickamauga or contracts, commitments, understandings or arrangements by which Chickamauga is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(c)   The list of shareholders of Chickamauga attached hereto as Exhibit A is true and correct.

5.4   Chickamauga’s Subsidiaries. Chickamauga has no subsidiaries.

5.5   Financial Statements, etc

(a)   Chickamauga has Previously Disclosed, and delivered to SouthCrest prior to the execution of this Agreement, copies of all Chickamauga Financial Statements for periods ended prior to the date hereof and will deliver to SouthCrest copies of all Chickamauga Financial Statements and monthly financial statements for Chickamauga prepared subsequent to the date hereof. The Chickamauga Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Chickamauga, which are or will be, complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Chickamauga as of the dates indicated and the results of operations, changes in shareholders’ equity and cash flows of Chickamauga for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring period-end adjustments that are not Material). To the Knowledge of Chickamauga, (i) the Chickamauga Financial Statements do not contain any untrue statement of a fact or omit to state a fact necessary to make the Chickamauga Financial Statements not misleading with respect to the periods covered by them and (ii) the Chickamauga Financial Statement fairly present, in all respects, the financial condition, results of operations and cash flows of Chickamauga as of, and for, the periods covered by them.

(b)   Chickamauga maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Chickamauga and to maintain accountability for Chickamauga’s consolidated assets; (iii) access to Chickamauga’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Chickamauga’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.6   Absence of Undisclosed Liabilities. Chickamauga does not have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chickamauga, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Chickamauga as of December 31, 2005 and September 30, 2006 included in the Chickamauga Financial Statements or reflected in the notes thereto. Chickamauga has not incurred or paid any Liability since September 30, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chickamauga.

5.7   Absence of Certain Changes or Events. Since September 30, 2006, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chickamauga (ii) Chickamauga has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Chickamauga provided in Article 7 of this Agreement, and (iii) Chickamauga has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8   Tax Matters.

(a)   All Tax returns required to be filed by or on behalf of Chickamauga have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate in all respects to the Knowledge of Chickamauga. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Chickamauga Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)   Chickamauga has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Chickamauga, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chickamauga.

(c)   Adequate provision for any Taxes due or to become due by Chickamauga for the period or periods through and including the date of the respective Chickamauga Financial Statements has been made and is reflected on such Chickamauga Financial Statements.

(d)   Deferred Taxes of Chickamauga have been provided for in accordance with GAAP. Chickamauga has adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

(e)   Chickamauga is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)   Chickamauga has not made any payments, is not obligated to make any payments and is not a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g)   There are no Material Liens with respect to Taxes upon any of the Assets of Chickamauga.

(h)   There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Chickamauga that has occurred during or after any Taxable Period in which Chickamauga incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2005.

(i)   Chickamauga has not filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(j)   Chickamauga has not nor has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9   Allowance. The Allowance shown on the consolidated balance sheets of Chickamauga included in the most recent Chickamauga Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Chickamauga included in the Chickamauga Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, to the Knowledge of Chickamauga, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Chickamauga and other extensions of credit by Chickamauga as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Chickamauga.

5.10   Assets.

(a)   As of the date hereof, all loans, discounts and financing leases (in which Chickamauga is lessor) reflect on the latest Chickamauga Financial Statement were, and with respect to the latest Chickamauga Financial Statements delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the knowledge of Chickamauga by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of September 30, 2006 and on a monthly basis thereafter, and of the investment portfolios of Chickamauga as of such date, have been and will be delivered to SouthCrest concurrently with this Agreement. Except as disclosed in the Chickamauga Disclosure Schedule, Chickamauga is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than 30 days in the payment of principal or interest, (B) known by Chickamauga to be otherwise in default for more than 30 days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Chickamauga, the FDIC or the Georgia Department of Banking and Finance, (D) an obligation of any director, executive officer or 10% shareholder of Chickamauga who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

(b)   Except as disclosed and reserved against in the Chickamauga Financial Statements, Chickamauga has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of Chickamauga is in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Chickamauga’s past practices except for deficiencies that are not likely to have individually or in the aggregate a Material Adverse Effect on Chickamauga. All Assets which are Material to Chickamauga’s business held under leases or subleases by Chickamauga, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of Chickamauga provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which Chickamauga is a named insured are, in the reasonable belief of Chickamauga’s management, reasonably sufficient. Chickamauga has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of Chickamauga include all assets required to operate the business of Chickamauga as presently conducted.

5.11   Environmental Matters.

(a)   Chickamauga, its Participation Facilities and Loan Properties are, and have been, to the Knowledge of Chickamauga, in full compliance with all Environmental Laws.

(b)   There is no Litigation pending or, to the Knowledge of Chickamauga, threatened before any court, governmental agency, board, authority or other forum in which Chickamauga or any of its Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Chickamauga or any of its Participation Facilities and Loan Properties.

(c)   To the Knowledge of Chickamauga, there is no reasonable basis for any Litigation of a type described in subsection (b).

(d)   During the period of (i) Chickamauga’s ownership or operation of any of its current properties, (ii) Chickamauga’s participation in the management of any Participation Facility or (iii) Chickamauga’s holding of a security interest in a Loan Property, there have been, to the Knowledge of Chickamauga, no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property.

(e)   To the Knowledge of Chickamauga, there is no asbestos or lead paint in the current properties of any of Chickamauga’s properties.

5.12   Compliance with Laws. Chickamauga has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted.

(a)   Chickamauga is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business.

(b)   Chickamauga has not received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that Chickamauga is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, or (iii) requiring Chickamauga to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

5.13   Labor Relations. Chickamauga is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Chickamauga to bargain with any labor organization as to wages or conditions of employment, nor is Chickamauga a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor is there any activity involving Chickamauga’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14   Employee Benefit Plans.

(a)   Chickamauga has disclosed on the Chickamauga Disclosure Schedule a complete list, and delivered or made available to SouthCrest prior to the execution of this Agreement, correct and complete copies in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Chickamauga or any company that together therewith is treated as a single employer under Section 414 of the Internal Revenue Code (a “Chickamauga ERISA Affiliate”), or with respect to which Chickamauga or any Chickamauga ERISA Affiliate has any unsatisfied liability whether contingent or otherwise, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “Chickamauga Benefit Plans”). Each of the Chickamauga Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Chickamauga ERISA Plan.” Other than the Defined Benefit Plan, neither Chickamauga nor any Chickamauga Affiliate maintains or has ever maintained a Chickamauga ERISA Plan that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code. No Chickamauga ERISA Plan is or has been a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b)   Chickamauga has delivered or made available to SouthCrest prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Chickamauga Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Chickamauga Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2005, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Chickamauga Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c)   All Chickamauga Benefit Plans are in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws and all reports and disclosures relating to the Chickamauga Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries have or will be filed or furnished in a timely manner and in accordance with applicable law. Each Chickamauga ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code which remains in effect as to such plan, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code ("Treasury Regulations") or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to Chickamauga.  Each Chickamauga Benefit Plan which is subject to Section 401(k) and/or 401(m) of the Internal Revenue Code has been tested for compliance with, and has satisfied the requirements of Section 401(k) and 401(m) for the most recent three plan years. Neither Chickamauga nor any Chickamauga ERISA Affiliate has engaged in a transaction with respect to any Chickamauga Benefit Plan that would subject Chickamauga to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each fiduciary as to each Chickamauga Benefit Plan has complied in all material respects with the requirements of Section 404 of ERISA.

(d)   Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, Chickamauga has no obligations to provide health and life benefits under any of the Chickamauga Benefit Plans to former employees, and there are no restrictions on the rights of Chickamauga to amend or terminate any such plan without incurring any Liability thereunder.

(e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Chickamauga from Chickamauga under any Chickamauga Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Chickamauga Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any benefit; except that it is contemplated that the Defined Benefit Plan will be frozen and will be terminated, and as a result thereof, participants in such plan will be fully vested in their accrued benefits and will become entitled to a payment upon termination of the plan. Except as set forth on Schedule 5.14(e), each Chickamauga Benefit Plan can be terminated without liability to Chickamauga or any Chickamauga ERISA Affiliate or SouthCrest, including without limitation any additional contributions, penalties, premiums, fees or any other charges as a result of such termination. Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened with respect to any Chickamauga Benefit Plan, or any trust or other funding agency created thereunder. Each Chickamauga Benefit Plan or agreement that is or contains a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code is operated in reasonable good faith compliance with the requirements of paragraphs (2), (3), and (4) of Section 409A(a) and the applicable provisions of IRS Notice 2005-1.

(f)   Chickamauga and all Chickamauga ERISA Affiliates have made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Chickamauga Benefit Plan and in accordance with applicable laws to be paid contribution to each Chickamauga Benefit Plan. The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of Chickamauga and its beneficiaries have been fully reflected on the Chickamauga Financial Statements to the extent required by and in accordance with GAAP.

(g)   No payment or benefit made, to be made or due to any participant under a Chickamauga Benefit Plan, or other arrangement on account of the transactions contemplated hereunder will be deemed to constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G and the regulations promulgated thereunder unless such payment receives shareholder approval as required by the Internal Revenue Code.

5.15   Material Contracts. Except as reflected in the Chickamauga Financial Statements, neither Chickamauga nor any of its Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Chickamauga or the guarantee by Chickamauga of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Chickamauga Regulatory Report filed by Chickamauga with any Regulatory Authority as of the date of this Agreement and that has not been filed by Chickamauga with any Regulatory Authority as an exhibit to any Chickamauga Regulatory Report for the fiscal year ended December 31, 2005 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “Chickamauga Contracts”). With respect to each Chickamauga Contract, (i) the Contract is in full force and effect, (ii) Chickamauga is not in Default thereunder, (iii) Chickamauga has not repudiated or waived any provision of any such Contract, and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any provision thereunder. All of the indebtedness of Chickamauga for money borrowed is prepayable at any time by Chickamauga without penalty or premium.

5.16   Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Chickamauga, threatened against Chickamauga, or against any of its Assets, interests or right, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against Chickamauga.

5.17   Reports. Chickamauga has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities and any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18   Statements True and Correct. No statement or certificate furnished or to be furnished by Chickamauga or any Affiliate thereof to SouthCrest pursuant to this Agreement contains or will contain as of the date thereof any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Chickamauga or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Chickamauga shareholders in connection with the Chickamauga Meeting, and any other documents to be filed by Chickamauga or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Chickamauga, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Chickamauga Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such shareholder’s meeting. All documents that Chickamauga or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.19   Regulatory Matters. Neither Chickamauga nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

5.20   Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Chickamauga’s own account, or for the account of any Chickamauga customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.21   Insurance Claims. Since December 31, 2000, Chickamauga has made no claim under its directors and officers insurance policy or fidelity bond.

5.22   Bank Secrecy Act. Chickamauga has complied in all respects with all requirements of Law under the Bank Secrecy Act and the USA PATRIOT Act, and Chickamauga has timely filed all reports of suspicious activity and currency transaction reports, including those required under 12 C.F.R. § 21.11.

5.23   Brokers and Finders. Except for Chickamauga’s Investment Advisor (T. Stephen Johnson & Associates, Inc.), neither Chickamauga nor any of its officers, directors, employees or Representatives has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby.

5.24   Loans to Executive Officers and Directors. Chickamauga has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Federal Reserve Regulation O.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SOUTHCREST

No representation or warranty contained in this Article 6 shall be deemed untrue or incorrect, and SouthCrest shall not be deemed to have breached a representation or warranty as a consequence of the existence or absence of any fact, event or circumstance, unless such fact, event or circumstance, whether individually or in the aggregate with all other facts, has had or is reasonably likely to have a Material Adverse Effect on SouthCrest and is not set forth in the document of even date herewith delivered by SouthCrest to Chickamauga prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “SouthCrest Disclosure Schedule”).

Except as disclosed in the SouthCrest Disclosure Schedule, SouthCrest hereby represents and warrants to Chickamauga as follows:

6.1   Organization, Standing and Power. SouthCrest is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. The banking subsidiaries of SouthCrest are duly organized and their deposits are insured by the FDIC up to applicable limits. SouthCrest has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

6.2   Authority; No Breach By Agreement.

(a)   SouthCrest has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Share Exchange, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SouthCrest. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of SouthCrest, enforceable against SouthCrest in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)   Neither the execution and delivery of this Agreement by SouthCrest, nor the consummation by SouthCrest of the transactions contemplated hereby, nor compliance by SouthCrest with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SouthCrest’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SouthCrest Company under, any Contract or Permit of any SouthCrest Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (a) and (b) of this Agreement, violate any Law or Order applicable to any SouthCrest Company or any of their respective Assets.

(c)   No notice to, filing with or Consent of any public body or authority is necessary for the consummation by SouthCrest of the Share Exchange and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications.

6.3   Necessary Capital. At the Effective Time, SouthCrest will have sufficient liquidity to pay the aggregate Share Exchange Consideration and will use such liquidity for the payment of the Share Exchange Consideration subject to the completion of the Share Exchange in accordance with the terms of this agreement. SouthCrest and its subsidiaries are, and will be immediately following the Share Exchange, in material compliance with all capital, debt, and financial and nonfinancial provisions applicable to each of them under the Bank Holding Company Act of 1956, and any other applicable Law or Contract to which they are a party.

6.4   SEC Filings; Financial Statements.

(a)   SouthCrest has filed all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by SouthCrest with the SEC since December 31, 2003 (the “SouthCrest SEC Reports”). The SouthCrest SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SouthCrest SEC Reports or necessary in order to make the statements in such SouthCrest SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)   Each of the SouthCrest Financial Statements: (i) complied or, in the case of SouthCrest Financial Statements filed with the SEC after the date hereof, will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; (ii) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC); and (iii) fairly presented, or will fairly present, in all material respects, the consolidated financial position of SouthCrest and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, or will be, subject to normal and recurring year-end adjustments which were not, or will not be, expected to be material in amount or effect.

6.5   Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any SouthCrest Company or any Affiliate thereof to Chickamauga pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of fact or will omit to state a fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SouthCrest Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Chickamauga shareholders in connection with the Chickamauga Meeting, and any other documents to be filed by any SouthCrest Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Chickamauga, be false or misleading with respect to any fact, or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Chickamauga Meeting, be false or misleading with respect to any fact, or omit to state any fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such shareholder’s meeting. All documents that any SouthCrest Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all respects with the provisions of applicable Law.

6.6   Regulatory Matters. No SouthCrest Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b).

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1   Affirmative Covenants of Chickamauga. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of SouthCrest shall have been obtained, and except as otherwise contemplated herein, Chickamauga agrees: (i) to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2   Negative Covenants of Chickamauga. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Chickamauga covenants and agrees not to do or agree or commit to do any of the following without the prior written consent of the Chief Executive Officer of SouthCrest, which consent shall not be unreasonably withheld:

(a)   amend the Articles of Incorporation, Bylaws or other governing instruments of Chickamauga; or

(b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Chickamauga consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Chickamauga of any Lien or permit any such Lien to exist other than in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been Previously Disclosed; or

(c)   repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Chickamauga, or declare or pay any dividend or make any other distribution in respect of any Chickamauga capital stock, other than as disclosed in the Chickamauga Disclosure Schedule; or

(d)   except for this Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Chickamauga Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

(e)   adjust, split, combine or reclassify any capital stock of Chickamauga or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Chickamauga Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)   acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Chickamauga in its fiduciary capacity; or

(g)   except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, or of mortgage-backed securities of maturity or grade consistent with past practices, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than Chickamauga, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control in a fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(h)   grant any increase in compensation or benefits to the employees or officers of Chickamauga (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus other than pursuant to a written policy or Contract in effect on the date of this Agreement and disclosed in the Chickamauga Disclosure Schedule enter into or amend any severance agreements with officers of Chickamauga, grant any increase in fees or other increases in compensation or other benefits to directors of Chickamauga; or

(i)   enter into or amend any employment Contract between Chickamauga and any Person (unless such amendment is required by Law) that Chickamauga does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(j)   adopt any new employee benefit plan of Chickamauga or make any Material change in or to any existing employee benefit plans of Chickamauga other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(k)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

(l)   commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of Chickamauga for money damages in excess of $25,000 or Material restrictions upon the operations of Chickamauga; or

(m)   except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(n)   make any loan or extension of credit to any borrower of Chickamauga in excess of an aggregate of $350,000; or

(o)   make any Material election with respect to Taxes.

7.3   Affirmative Covenants of SouthCrest. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Chickamauga shall have been obtained, and except as otherwise contemplated herein, SouthCrest agrees: (i) to operate its business and cause any SouthCrest Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.4   Negative Covenants of SouthCrest. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SouthCrest covenants and agrees that SouthCrest will not take, without the prior written consent of the Chief Executive Officer of Chickamauga, which consent shall not be unreasonably withheld, any action which would materially impair its ability to obtain regulatory approval or would delay consummation of this transaction.

7.5   Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1   Shareholder Approvals. Chickamauga shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to convene the Chickamauga Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Chickamauga shareholders for consummation of the Share Exchange, as promptly as practicable. The Board of Directors of Chickamauga shall (subject to compliance with its fiduciary duties as advised by counsel) unanimously recommend such approval to its shareholders, and the Board of Directors of Chickamauga (subject to compliance with its fiduciary duties as advised by counsel) shall use its best efforts to obtain such approval by its shareholders.

8.2   Defined Benefit Plan Termination. Chickamauga shall arrange for the termination of the Defined Benefit Plan, satisfaction of all benefit obligations thereunder, and complete liquidation of the Defined Benefit Plan trust, on terms satisfactory to SouthCrest. SouthCrest shall have the right to submit any Chickamauga termination plan to an attorney and actuarial firm for review and comments. The Share Exchange Consideration shall be reduced and withheld in accordance with Section 3.1.

8.3   Applications. SouthCrest shall promptly prepare and file, and Chickamauga shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. SouthCrest shall permit Chickamauga to review (and approve with respect to information relating to Chickamauga) such applications prior to filing same.

8.4   Filings with State Office. Upon the terms and subject to the conditions of this Agreement, SouthCrest shall execute and file the Certificate of Share Exchange with the Secretary of State of the State of Georgia in connection with the Closing.

8.5   Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Share Exchange at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6   Investigation and Confidentiality.

(a)   Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Share Exchange and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)   Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by any other Party concerning its and its Subsidiaries’ businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such Confidential Information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such Confidential Information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing Confidential Information received from the other Party.

(c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

(d)   Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

(e)   Notwithstanding Section 8.6(b) or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Share Exchange (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Share Exchange and all materials of any kind that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that the other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Share Exchange, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Share Exchange from being treated as offered under “conditions of confidentiality” within the meaning the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

8.7   Press Releases. Prior to the Effective Time, Chickamauga and SouthCrest shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8   Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the “Representatives”) retained by such Party shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any Confidential Information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of such Party’s Board of Directors as determined by such Party’s Board of Directors after consulting with and considering the advice of counsel, neither Party nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but any Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that such Party shall promptly advise the other Party verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

8.9   Access; Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Chickamauga shall afford SouthCrest and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, Chickamauga shall furnish promptly (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws and (ii) all other information concerning its business, properties and personnel as SouthCrest may reasonably request.

8.10   Employee Benefits and Contracts. Following the Effective Time, SouthCrest shall provide generally to officers and employees of Chickamauga, who at or after the Effective Time become employees of a SouthCrest Company (collectively, “New SouthCrest Employees”), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those provided by the SouthCrest Companies to their similarly situated officers and employees. For purposes of benefit accrual under SouthCrest Benefit Plans (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with Chickamauga prior to the Effective Time shall be counted. If, during the annual period of coverage (the "Applicable Period of Coverage") in which falls the Effective Time, SouthCrest terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Chickamauga employees participated immediately prior to the Effective Time (a “Chickamauga Plan”), SouthCrest shall cause any successor group health plan to waive any underwriting requirements; to give credit for any such Chickamauga employee’s participation in the Chickamauga Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such Chickamauga employee under a Chickamauga Plan during the Applicable Period of Coverage towards satisfaction of any annual deductible limitation, co-payment and out-of pocket maximum applied under such successor group health plan.

8.11   D&O Coverage. At the Effective Time and subject to applicable Law, SouthCrest will provide directors and officers insurance coverage for Chickamauga’s directors and officers either, at SouthCrest’s election, (i) by purchasing continuation coverage under Chickamauga’s current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if SouthCrest’s current directors’ and officers’ policy provides substantially similar coverage as Chickamauga’s current policy, obtain coverage under SouthCrest’s current policy to provide coverage for Chickamauga’s directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

8.12   Indemnification.

(a)   SouthCrest or a SouthCrest Subsidiary shall, in accordance with the Chickamauga articles of incorporation and bylaws as of the date hereof, indemnify, defend and hold harmless all individuals who are directors, officers and employees of Chickamauga as of the date hereof (each, an “Indemnified Party”) after the Effective Time against all costs, fees or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Litigation as incurred, in connection with any claim, action or proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the maximum extent allowable under the Georgia Code. Without limiting the foregoing, in any case in which approval of SouthCrest or a SouthCrest Subsidiary is required to effectuate any indemnification, SouthCrest shall direct or cause a SouthCrest Subsidiary to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SouthCrest and the Indemnified Party. SouthCrest shall, and shall cause all other relevant SouthCrest Subsidiaries, to apply such rights of indemnification in good faith and to the fullest extent possible by applicable law.

(b)   If SouthCrest or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SouthCrest shall assume the obligations set forth in this Section 8.12.

(c)   The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by each Indemnified Party, his or her heirs and representatives.

8.13   Shareholder Support Agreements. Upon the execution of this Agreement, each of Chickamauga’s directors, executive officers and 5% shareholders shall execute and deliver support agreements with Chickamauga and SouthCrest whereby each director, executive officer and 5% shareholder agrees to vote shares of Chickamauga Stock held by such director, executive officer or 5% shareholder in favor of the Share Exchange. Such support agreements shall be upon the terms and conditions in the form and substance set forth in Exhibit B hereto.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1   Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Share Exchange are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a)   Shareholder Approvals. The shareholders of Chickamauga shall have approved this Agreement and the consummation of the Share Exchange as and to the extent required by Law and by the provisions of any of its governing instruments.

(b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Share Exchange shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Share Exchange.

(c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Share Exchange (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Share Exchange.

(d)   Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)   Agreement as to Holdback Amount. The Parties shall have mutually agreed to a reasonable Holdback Amount under Section 3.1 of this Agreement. However, if the Parties do not mutually agree to a reasonable Holdback Amount under Section 3.1 of this Agreement and the Parties do not breach this Agreement in any other manner that causes payment under Section 11.2(b) to be owed to either Party, then the termination fee as described and listed in Section 11.2(b) of this Agreement shall not be paid to either Party.

9.2   Conditions to Obligations of SouthCrest. The obligations of SouthCrest to perform this Agreement and to consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SouthCrest pursuant to Section 11.6(a) of this Agreement:

(a)   Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Chickamauga as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Chickamauga set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of Chickamauga set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Chickamauga or would reasonably likely result in SouthCrest’s inability to comply with the Sarbanes-Oxley Act of 2005; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of Chickamauga to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)   Certificates. Chickamauga shall have delivered to SouthCrest (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2 of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Chickamauga Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SouthCrest and its counsel shall request.

(d)   Opinion of Counsel. SouthCrest shall have received a written opinion from Morris, Manning & Martin, LLP, counsel to Chickamauga, dated as of the Closing, in substantially the form of Exhibit C.

(e)   Claims/Indemnification Letters. Each of the directors and officers of Chickamauga shall have executed and delivered to SouthCrest letters in substantially the form of Exhibit D.

(f)   Audited Financial Statements. Chickamauga shall obtain an audit from Thompson, Rogers & Williams, PLLC for the financial statements as of and for the year ended December 31, 2006. Chickamauga shall also, at SouthCrest's request, engage a public accounting firm approved by SouthCrest to provide internal audit services.

(g)   [Reserved.]

(h)   Minimum Shareholders’ Equity. Adjusted Shareholders’ Equity shall equal (i) the shareholders’ equity calculated in accordance with the books and records of Chickamauga, consistent with past practice, GAAP and all requirements of applicable Regulatory Authorities, plus (ii) an amount equal to the amounts that have been, or would be, deducted for any items of “Other Comprehensive Income” on a balance sheet prepared as of Closing and in accordance with GAAP, less (iii) an amount equal to the amounts of “Other Comprehensive Income” that have been, or would be, added to shareholders’ equity on a balance sheet prepared as of Closing and in accordance with GAAP, and plus (iv) any costs, fees and charges of Seller’s accountants, counsel and financial advisors that are directly related to the transactions contemplated by this Agreement (but the costs associated with the audit required by Section 9.2(f) of this Agreement shall not be excluded). The adjustments described above are designed, in part, to back-out Chickamauga’s deal-related expenses as well as any expenses, fees or costs, including any supplemental contributions, annuity costs, actuarial fees and legal fees, related to the termination of the Defined Benefit Plan. Adjusted Shareholders’ Equity of Chickamauga shall not be less than $13,900,000 as of the Closing; provided, however, in the event the Adjusted Shareholders’ Equity of Chickamauga is less than $14,150,000 as of Closing, the Share Exchange Consideration shall be reduced by an amount equal to $14,150,000 minus the Adjusted Shareholders’ Equity of Chickamauga as of Closing.

(i)   Minimum Allowance for Loan Losses. To conform with the accounting policies and allowance for loan loss methodologies of SouthCrest, the Allowance of Chickamauga as of the date of Closing shall not be less than the greater of (i) 1.25% of Chickamauga’s total loans outstanding, or (ii) $328,000.

(j)   Maximum Number of Dissenters. The number of shares of Chickamauga Stock who dissent from the Share Exchange shall not exceed 10% of Chickamauga’s outstanding shares.

(k)   Restrictive Covenant Agreements. Chickamauga shall have entered into restrictive covenant agreements, substantially in the form of Exhibit E, with the individuals named on Schedule 9.2(k).

9.3   Conditions to Obligations of Chickamauga. The obligations of Chickamauga to perform this Agreement and consummate the Share Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Chickamauga pursuant to Section 11.6(b) of this Agreement:

(a)   Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of SouthCrest as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SouthCrest set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of SouthCrest set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on SouthCrest; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of SouthCrest to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c)   Certificates. SouthCrest shall have delivered to Chickamauga (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SouthCrest’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Chickamauga and its counsel shall request.

ARTICLE 10
TERMINATION

10.1   Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Chickamauga and SouthCrest respectively, this Agreement may be terminated and the Share Exchange abandoned at any time prior to the Effective Time:

(a)   By mutual consent of the respective Boards of Directors of SouthCrest and Chickamauga; or

(b)   By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Share Exchange under the standard set forth in Section 9.2(a) of this Agreement in the case of SouthCrest and Section 9.3(a) of this Agreement in the case of Chickamauga; or

(c)   By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Share Exchange shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Chickamauga fail to vote their approval of this Agreement and the transaction contemplated hereby at the Chickamauga Meeting where the transaction was presented to such shareholders for approval and voted upon; or

(d)   By the Board of Directors of either Party in the event that the Share Exchange shall not have been consummated within one hundred eighty (180) days following the date of this Agreement, but only if the failure to consummate the transactions contemplated hereby within such timeframe is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)   By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Share Exchange cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

(f)   By the Board of Directors of either Party in the event that the Board of Directors of the other Party shall have failed to reaffirm, following a written request by such Party for such reaffirmation after the other Party shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Share Exchange (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Share Exchange.

10.2   Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination provided that such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement; and (iii) a termination pursuant to Section 10.1(f) shall not relieve the Party whose Board of Directors does not reaffirm its approval of the Share Exchange Agreement from Liability for any loss incurred by the other Party as a result of such termination provided that such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement.

10.3   Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.6(b), 8.10 and 8.11 of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1   Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a Share Exchange, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Share Exchange, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall mean the allowance for loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Chickamauga Benefit Plans” shall have the meaning set forth in Section 5.14 of this Agreement.

“Chickamauga Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Chickamauga as of September 30, 2006 and as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2006 and 2005 and each of the three fiscal years ended December 31, 2005, as prepared by Chickamauga, and (ii) the consolidated statements of condition of Chickamauga (including related notes and schedules if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to September 30, 2006.

“Chickamauga Meeting” shall mean the special meeting of the shareholders of Chickamauga or any adjournment thereof to vote on the matters set forth in the Proxy Statement.

“Chickamauga Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by Chickamauga with any Regulatory Authority, or (ii) received by Chickamauga from any Regulatory Authority.

“Closing” shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

“Confidential Information” shall mean any data or information, which is material to a Party and not generally known by the public. Confidential Information shall include, but not be limited to, business opportunities of a Party, the details of this Agreement, the identity and addresses of customers of such Party, the whole or any portion or phase of any scientific or technical information, design process, procedure, formula or improvement that is valuable and secret and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Defined Benefit Plan” shall mean the Bank of Chickamauga Defined Benefit Pension Plan.

“Effective Time” shall mean the date and time at which the Articles of Share Exchange reflecting the Share Exchange shall become effective with the Secretary of State of the State of Georgia.

“Environmental Laws” shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, “Release” (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for “Hazardous Materials” (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Sections 5.14 and 6.21 of this Agreement.

“ERISA Plan” shall have the meaning provided in Sections 5.14 and 6.21 of this Agreement.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Georgia Code” shall mean the Georgia Business Corporation Code and the Financial Institutions Code of Georgia.

“Hazardous Materials” shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

“IRS” shall mean the Internal Revenue Service.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person shall mean the knowledge, after all appropriate inquiry, of the President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“LIBOR” shall mean the three month London Interbank Offered Rate quoted or published from time to time in the Money Rates section of the Wall Street Journal, or if no such rate is published in the Wall Street Journal, then the nearest comparable published rate based on the Reuters screen, or if no such rate is published on the Reuters screen, then the nearest comparable published rate based on Telerate, or if no such rate is published on Telerate, then the nearest comparable rate, as reasonably determined by SouthCrest.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Share Exchange or the other transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) the transactions, expenses and fees contemplated hereby and compliance with the provisions of this Agreement on the operating performance of the Parties, or (e) changes in economic or other conditions, including the interest rate environment, affecting the banking industry in general.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Chickamauga or SouthCrest, and “Parties” shall mean Chickamauga and SouthCrest.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Previously Disclosed” shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party’s Investment Advisor in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

“Proxy Statement” shall mean the Proxy Statement used by Chickamauga to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, NASD and the SEC.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

“Representatives” shall have the meaning set forth in Section 8.8.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

“Securities Laws” shall mean the 1933 Act, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Share Exchange” shall mean the Share Exchange of Chickamauga with and into SouthCrest referred to in the Preamble of this Agreement.

“Share Exchange Consideration” shall mean the aggregate consideration to be received for all of the shares of Chickamauga Stock.

“SouthCrest Common Stock” shall mean the no par value common stock of SouthCrest.

“SouthCrest Companies” shall mean, collectively, SouthCrest and all SouthCrest Subsidiaries.

“SouthCrest Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SouthCrest as of September 30, 2006 and as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2006 and 2005 and each of the three fiscal years ended December 31, 2005, as prepared by SouthCrest, and (ii) the consolidated statements of condition of SouthCrest (including related notes and schedules if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to September 30, 2006.

“SouthCrest Subsidiaries” shall mean the subsidiaries of SouthCrest.

“Subsidiaries” shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Tax” or“Taxes” shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

“Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

11.2   Expenses.

(a)   General. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel.

(b)   Breach by Either Party or Fiduciary Duty Termination. In addition to the foregoing, if prior to the Effective Time, this Agreement is terminated by either Party as a result of (i) the other Party’s willful breach of such Party’s representations, warranties or agreements set forth herein of this Agreement (except as provided for in Section 9.1(e) of this Agreement) or (ii) the failure of the other Party’s Board of Directors to reaffirm its approval of the Share Exchange pursuant to Section 10.1(f), such Party shall pay to the non-breaching Party or Party requesting the reaffirmation as its sole and exclusive remedy resulting from such termination, an amount in cash equal to $360,000, which sum represents compensation for the loss incurred by the Party requesting the reaffirmation as the result of the transactions contemplated by this Agreement not being consummated.

11.3   Brokers and Finders. Each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby, except for Chickamauga’s Investment Advisor which has been retained by Chickamauga pursuant to the agreement previously disclosed to SouthCrest. In the event of a claim by any other broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Share Exchange Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

11.4   Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5   Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Share Exchange has been obtained; provided, however, that after any such approval by the holders of Chickamauga Stock, there shall be made no amendment decreasing the consideration to be received by Chickamauga shareholders without the further approval of such shareholders.

11.6   Waivers.

(a)   Prior to or at the Effective Time, SouthCrest, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Chickamauga, to waive or extend the time for the compliance or fulfillment by Chickamauga of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of SouthCrest under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SouthCrest.

(b)   Prior to or at the Effective Time, Chickamauga, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SouthCrest, to waive or extend the time for the compliance or fulfillment by SouthCrest of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Chickamauga under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Chickamauga.

(c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7   Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8   Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

SouthCrest:	SouthCrest Financial Group, Inc. 600 North Glynn St. Fayetteville, GA 30214 (770) 461-2701 - FAX Attn: Douglas J. Hertha

Copy to Counsel:	Powell Goldstein LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, GA 30309-3488 (404) 572-6999 - FAX Attn: Walter G. Moeling, IV and Robert D. Klingler

Chickamauga:	Bank of Chickamauga 201 Gordon Street Chickamauga, GA 30707 (706) 375-3112 Attn: Michael Wright

Copy to Counsel:	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road Atlanta, GA 30326-1044 (404) 365-9532 - FAX Attn: T. Daniel Brannan and Matthew T. Harris

11.9   Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. The Parties all expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the Parties and/or this Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) and claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) and defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11   Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12   Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party’s representations, warranties or agreements as provided for in Section 11.2(b) of this Agreement.

11.13   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14   Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

“CHICKAMAUGA”

ATTEST:	BANK OF CHICKAMAUGA

/s/ Harry C. Kythas	/s/ Michael S. Wright
Harry C. Kythas, Secretary	Michael S. Wright, President & CEO

(CORPORATE SEAL)

“SOUTHCREST”

ATTEST:	SOUTHCREST FINANCIAL GROUP, INC.

/s/ Douglas J. Hertha	/s/ Daniel W. Brinks
Douglas J. Hertha, Secretary	Daniel W. Brinks, Chairman

(CORPORATE SEAL)
/s/ Larry T. Kuglar
Larry T. Kuglar, President

Schedule Index

Schedule	Description
3.1(iv)	Known Contractual Obligations of Chickamauga
9.2(k)	Individuals to Sign Restricted Covenant Agreements

Exhibit Index

Exhibit	Description
A	List of Chickamauga Shareholders
B	Form of Shareholder Support Agreement
C	Form of Morris, Manning & Martin, LLP Opinion
D	Form of Claims/Indemnification Letter
E	Form of Restrictive Covenant Agreement